SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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   220 N.W. SECOND AVENUE

   PORTLAND, OR 97209

April 15, 2005

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Northwest Natural Gas Company (the Company), which will be held in the Colonel Lindbergh Room of the Embassy Suites Hotel, 319 SW Pine Street, Portland, Oregon, on Thursday, May 26, 2005, commencing at 2:00 p.m., Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon the election of five directors. Your Board of Directors unanimously recommends that you vote FOR the directors nominated in Proposal 1.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2004 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

Richard L. Woolworth	Mark S. Dodson
Chairman of the Board	President and Chief Executive Officer

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 15, 2005

To the Shareholders:

The 2005 Annual Meeting of Shareholders of Northwest Natural Gas Company will be held in the Colonel Lindbergh Room of the Embassy Suites Hotel, 319 SW Pine Street, Portland, Oregon, on Thursday, May 26, 2005, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

1.	to elect four Class III directors to a term of three years and one Class II director to a term of two years; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record at the close of business on April 7, 2005 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under the Company’s Dividend Reinvestment and Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those Plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States. Instructions regarding Internet and telephone voting also are included on the enclosed proxy card.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating and returning the enclosed proxy card, or by granting a proxy by telephone or the Internet in accordance with the instructions on the enclosed proxy card, as soon as possible. Your prompt vote will save the Company the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

C. J. Rue
Secretary

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2005

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Colonel Lindbergh Room of the Embassy Suites Hotel, 319 SW Pine Street, Portland, Oregon, on Thursday, May 26, 2005, at 2:00 p.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly. Alternatively, you may grant your proxy by telephone or the Internet.

The Company’s Annual Report for the fiscal year ended December 31, 2004, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card, commencing April 15, 2005.

The close of business on April 7, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy even if you do attend the meeting. If you are a registered shareholder, you may vote by telephone, Internet or mail, or you may vote your shares in person at the meeting. To vote:

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 25, 2005.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By Internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 25, 2005.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By mail

•	Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposal 1, as recommended by the Company’s Board of Directors.
•	Date and sign your proxy card.
•	Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Auto Data Processing Investor Communication Services, Proxy Services, 51 Mercedes Way, Edgewood, NY 11717.

You may revoke your proxy at any time before the proxy is exercised (1) by delivering a written notice of revocation, (2) by filing with the corporate secretary a subsequently dated, properly executed proxy, (3) by voting after the date of the proxy by telephone or Internet, or (4) by attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to:

Northwest Natural Gas Company

220 NW Second Ave.

Portland, OR 97209

Attention: Corporate Secretary

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy.

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING SECURITIES OF THE COMPANY

The 27,630,996 shares of Common Stock outstanding on March 18, 2005 were held by 9,250 shareholders residing in 50 states, the District of Columbia and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 7, 2005 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

A majority of the shares of Common Stock outstanding at the close of business on April 7, 2005 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by telephone or the Internet as described above.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 11. On February 24, 2005, the Board of Directors elected Kenneth Thrasher as a director for a term expiring at this Annual Meeting to fill a vacant position resulting from the untimely death of Melody C. Teppola on December 6, 2004. Ms. Teppola had been a director since 1987 and served on a variety of board committees, most recently as chair of the Public Affairs and Environmental Policy Committee and a member of the Governance and Audit Committees. Her friendship and effective, valued service for the benefit of the Company and its shareholders over a 17-year period will be long remembered and treasured.

The Restated Articles provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class III directors expires with this year’s Annual Meeting. Messrs. John D. Carter, C. Scott Gibson and Richard G. Reiten and Ms. Martha L. “Stormy” Byorum are nominees for election to the Board as Class III directors to serve until the 2008 Annual Meeting or until their successors have been duly elected and qualified. Mr. Reiten was elected by the shareholders at the 2002 Annual Meeting. Each of Messrs. Carter and Gibson was elected by the shareholders at the 2003 Annual Meeting. Ms. Byorum was elected by the Board of Directors to fill a vacancy in 2004. In addition, Kenneth Thrasher was elected by the Board of Directors to fill a vacancy on February 24, 2005. Mr. Thrasher is nominated for election to the Board as a Class II director to serve until the 2007 Annual Meeting or until his successor has been duly elected and qualified. Mr. Thrasher was recommended to the Governance Committee by the Retired Chairman of the Board. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the five nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

The Board of Directors recommends the election of the nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class III

(For a term ending in 2008)

Martha L. “Stormy” Byorum Senior Managing Director of Stephens Cori Capital Advisors, New York, New York Age: 56 Director since: 2004 Board Committee: Finance

In January 2005, Ms. Byorum became Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm founded in 1933. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P) in 2003. VB&P was the leading independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group with global responsibilities. A graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania, she is a Life Trustee of Amherst College, a Trustee Emeritus of the Folger Shakespeare Library and a board member of Aeterna-Zentaris Laboratories, Inc., a biopharmaceutical company.

John D. Carter
Principal of Imeson & Carter, Portland, Oregon
Age: 59
Director since: 2002
Board Committees: Audit, Finance, Governance (Chair)

In 2002, Mr. Carter joined the strategic planning and public affairs consulting firm of Imeson & Carter as a principal. Prior to January 1, 2002, he was an executive vice president of Bechtel Group, Inc. where, from December 1998 to December 2000, he provided senior executive oversight of Bechtel’s telecommunications, industrial, civil, information systems and technology businesses. From September 1997 to December 1998, he served as president of Bechtel’s Europe, Africa, Middle East, Southwest Asia region. From 1992 to 1997 he served as president of Bechtel’s North American region and government companies, and was president of Bechtel Enterprises, Inc., as well as a director of U.S. Generating Company and other Bechtel Group and Bechtel Enterprises ventures. Mr. Carter retired as a director of Bechtel Group, Inc. and several Bechtel subsidiaries, including Bechtel Enterprises, Inc., in 2002. He continues to serve as a director of London & Continental Railways Ltd. in the United Kingdom, and until recently served on an advisory board to the government of the Netherlands on privatization. Mr. Carter is a member of the Board of Directors of Flir Systems, Inc. He is a graduate of Stanford University and Harvard Law School.

C. Scott Gibson
President, Gibson Enterprises, Portland, Oregon
Age: 52
Director since: 2002
Board Committees: Public Affairs and Environmental Policy (Chair), Organization and Executive Compensation, Strategic Planning

Mr. Gibson has been President of Gibson Enterprises, a venture capital firm, since its formation in 1992. In 1983, Mr. Gibson co-founded Sequent Computer Systems and served as its President from 1988 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as Chairman of the Board of Radisys Corporation, and as a director of TriQuint Semiconductor, Pixelworks and Electroglas, Inc. He also serves as a member of the Board of Trustees of the Oregon Community Foundation, the OHSU Foundation and is Vice Chair of the Oregon Health and Science University governing board. Mr. Gibson earned a Bachelor of Science degree in electrical engineering and a Masters in Business degree from the University of Illinois.

Richard G. Reiten
Retired Chairman and CEO of the Company, Portland, Oregon
Age: 65
Director since: 1996
Board Committees: Public Affairs and Environmental Policy, Finance, Strategic Planning

Mr. Reiten served as Chief Executive Officer of the Company from January 1, 1997 until December 31, 2002. He joined the Company as President and Chief Operating Officer and was elected to the Board effective March 1, 1996. He was appointed to the additional position of Chairman of the Board in September 2000, a position he held until February 28, 2005. Prior to joining the Company, from 1992 through 1995, Mr. Reiten served as President and Chief Operating Officer of Portland General Electric Company (PGE) after serving as President of PGE’s parent company, Portland General Corporation (PGC), from 1989 through 1992. He also served as a director of PGC from 1983 to 1987 and from 1990 to 1995 when he retired from PGE. He is a director of U.S. Bancorp, Building Materials Holding Corporation, The Regence Group, Idacorp and National Fuel Gas Company. He is a past chairman of the board of the American Gas Association and currently serves on the board of Associated Electric and Gas Insurance Services Ltd., as Vice Chairman of The Nature Conservancy of Oregon and on the Board of the Oregon Community Foundation. He is a past General Chairman of the United Way campaign for Portland and a past Chairman of both the Portland Metropolitan Chamber of Commerce and the Association for Portland Progress. Mr. Reiten is a graduate of the University of Washington and the Executive and Board of Directors Programs at Stanford Business School.

Class II

(For a term ending in 2007)

Kenneth Thrasher
Chairman and Chief Executive Officer, Compli Corporation, Portland, Oregon
Age: 55
Director since: 2005
Board Committees: None

Since 2002, Mr. Thrasher has served as Chairman and Chief Executive Officer of Compli Corporation, a software solution provider for management of compliance in employment practices and corporate governance. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001 and as Executive Vice President and Chief Administrative Officer from 1997 to 1999. Mr. Thrasher serves on the board of directors of Friends of the Children, the Oregon Mentoring Initiative, the Portland Art Museum, the Leaders Roundtable and the Oregon Coast Aquarium. In 2001, he was appointed by the Oregon Governor as Chairperson of the Quality Education Commission, a position he continues to hold. He is also a co-chair of Portland State University’s capital endowment campaign. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2006)

Timothy P. Boyle
President and Chief Executive Officer of Columbia Sportswear Company, Portland, Oregon
Age: 55
Director since: 2003
Board Committees: Finance, Organization and Executive Compensation, Strategic Planning

Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the Boards of Directors of Widmer Brothers Brewing, the University of Oregon Foundation and Oregon Trout and is a trustee of Reed College and a past member of the Young Presidents’ Organization. He earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mark S. Dodson
President and Chief Executive Officer of the Company, Portland, Oregon
Age: 60
Director since: 2003
Board Committees: None

Mr. Dodson became Chief Executive Officer of the Company on January 1, 2003, where he previously served as President, Chief Operating Officer and General Counsel since 2001. He joined the Company in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt. Mr. Dodson serves on the executive committee of Associated Oregon Industries and is a member of the Board of Directors of the Oregon Business Council. He also has worked on affordable housing issues as a board member and chairman of the Neighborhood Partnership Fund. Mr. Dodson is currently the Chair of the Portland Business Alliance and was formerly Chairman of the Oregon State Board of Higher Education. He currently serves as a Trustee of Linfield College and as a member of the Board of Directors of Waseda University USA, and recently headed the Oregon Governor’s Task Force on Scholarship and Student Aid. He earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Randall C. Papé
President and Chief Executive Officer, The Papé Group, Inc., Eugene, Oregon
Age: 54
Director since: 1996
Board Committees: Governance, Finance (Chair), Public Affairs and Environmental Policy

Since 1981, Mr. Papé has served as President, Chief Executive Officer and a director of The Papé Group, Inc., a holding company for Papé Machinery, Inc., Flightcraft, Inc., Papé Material Handling, Ditch Witch Northwest, Industrial Finance Co. and Papé Properties, Inc. He also is President, CEO and a director of Liberty Financial Group, a holding company for LibertyBank, and its subsidiary, Commercial Equipment Lease Corporation. He is an owner and director of Sanipac, Inc. and its subsidiary, Eco Sort LLC, and a partner in Papé Investment Company. Since 1996, Mr. Papé has served as a director of Obie Media Corporation and is a former director and past President of Mt. Bachelor, Inc. He serves as a Commissioner to the Oregon Department of Transportation and is a trustee and past President of the University of Oregon Foundation. Mr. Papé also serves as chair of the Oregon Business Council. He earned a Bachelor of Science degree in Finance from the University of Oregon.

Richard L. Woolworth
Chairman of the Board of the Company and Retired Chairman and Chief Executive Officer, The Regence Group, Portland, Oregon
Age: 63
Director since: 2000
Board Committees: Governance, Audit (Chair), Organization and Executive Compensation

Mr. Woolworth became Chairman of the Board of the Company on March 1, 2005. From 1995 through 2003, Mr. Woolworth served as Chairman and CEO of The Regence Group, the largest affiliation of BlueCross and/or BlueShield companies in the western United States. He also served as Board Chairman of Regence BlueCross BlueShield of Oregon and Regence HMO Oregon. He also serves as a director of the Columbia Mutual Funds. He is past chair of the national BlueCross and BlueShield Association, the Portland Chamber of Commerce, the Oregon Business Council and United Way and has chaired fundraising drives for both United Way and the Juvenile Diabetes Foundation. Mr. Woolworth is a former certified public accountant and a graduate of Lewis and Clark College in Portland.

Class II

(Term ending in 2007)

Tod R. Hamachek
Former Chairman and Chief Executive Officer, Penwest Pharmaceuticals Company, Danbury, Connecticut
Age: 59
Director since: 1986
Board Committees: Governance, Audit, Strategic Planning (Chair)

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek is also a trustee of the Aldrich Museum of Contemporary Art in Ridgefield, Connecticut. He is a graduate of Williams College and Harvard Business School.

Russell F. Tromley
President and Chief Executive Officer, Tromley Industrial Holdings, Inc., Tualatin, Oregon
Age: 65
Director since: 1994
Board Committees: Audit, Governance, Organization and Executive Compensation (Chair)

Mr. Tromley has served as President and Chief Executive Officer of Tromley Industrial Holdings, Inc., since its formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He was a founding director of The Bank of the Northwest, and served on the advisory board of Pacific Northwest Bank of Oregon and as a director emeritus of the Evans Scholars Foundation and the Western Golf Association. Mr. Tromley is a member of the Board of Directors of the Harvard Business School Alumni Association. Mr. Tromley attended the University of Washington and Harvard Business School.

INFORMATION CONCERNING THE

BOARD OF DIRECTORS AND ITS COMMITTEES

Annual Meeting Attendance

The Board of Directors conducts its annual meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2004, all of the Company’s directors attended the Annual Meeting of Shareholders.

Independence

The Board of Directors has adopted Director Independence Standards to comply with final New York Stock Exchange rules. The Director Independence Standards, amended as of December 16, 2004, are set forth in Appendix A to this proxy statement and also are available on the Company’s website at www.nwnatural.com. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board applies its adopted standards as well as additional qualifications prescribed under the listing standards of the New York Stock Exchange and applicable state and federal statutes. Annually the Board determines whether each director meets the criteria of independence. In 2005, the Board determined that nine of the eleven directors met the independence criteria. They are directors Boyle, Byorum, Carter, Gibson, Hamachek, Papé, Thrasher, Tromley and Woolworth.

Committees

There are six standing committees of the Board: the Audit, Governance, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees. Each of the committees operates according to a formal written charter, all of which are reviewed annually and are available on the Company’s website at www.nwnatural.com. Copies of the charters are also available upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate.

Audit Committee

The Audit Committee is comprised of directors Carter, Hamachek, Tromley and Woolworth, each of whom is an independent director as defined under current New York Stock Exchange listing standards and the Company’s Director Independence Standards. Based on its review of relevant information, the Board has determined that Mr. Woolworth, the chair of the Committee, is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission rules.

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal control and auditing. The Committee is also responsible for the appointment, compensation, oversight and review of the independent registered public accounting firm, and reviews the corporate audit and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” which is included herein on page 31. The Committee reports regularly to the Board. The Committee held nine meetings during 2004. The Chair of the Committee, Mr. Woolworth, presides at all executive sessions of the Committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of the Company, except as otherwise may be provided by law. The Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, criteria for Board and committee membership and policies that govern the Board’s activities, including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and jointly reviews annually the performance of the CEO with the Organization and Executive Compensation Committee. This Committee is comprised of directors Carter, Hamachek, Papé, Tromley and Woolworth, each of whom is an independent director as defined under current New York Stock Exchange listing standards and the Company’s Director Independence Standards. The Committee held six meetings in 2004. The Chair of the Committee, Mr. Carter, presides at all executive sessions of the Committee and executive sessions of the non-management directors of the Board.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is comprised of directors Boyle, Gibson, Tromley and Woolworth, each of whom is an independent director as defined under current New York Stock Exchange listing standards and the Company’s Director Independence Standards. Each member of this Committee also meets the criteria as a “non-employee director” under applicable rules of the Securities and Exchange Commission and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Tromley chairs the Committee. The Committee reviews the performance of the CEO and other executive officers, considers executive compensation survey data in making recommendations to the Board relating to the Company’s executive compensation program and benefit plans, and administers the Restated Stock Option Plan, the Long-Term Incentive Plan, the Executive Deferred Compensation Plan and the Executive Annual Incentive Plan. This Committee also makes recommendations to the Board regarding board compensation and organization and executive succession matters. Six meetings of this Committee were held during 2004.

The Report of the Organization and Executive Compensation Committee is included herein on page 26.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews the Company’s policies and practices relating to significant public and political issues that may have an impact on the Company’s business operations, financial performance or public image. It oversees the Company’s programs and policies relating to civic, charitable and community affairs, safety and equal employment opportunity. The Committee also develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of the Company’s compliance with environmental regulations. The Committee makes recommendations to the Board to ensure that the Company fulfills its objectives in a manner consistent with the responsibilities of good corporate citizenship. The Committee is comprised of directors Gibson, Papé and Reiten. Ms. Teppola chaired the Committee until her death in December 2004. Mr. Gibson has been appointed to the position of Chair of the Committee. The Committee held two meetings in 2004.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to the Company’s financing programs, financial policy matters and material regulatory issues. The Committee consists of directors Boyle, Byorum, Carter, Papé and Reiten. Mr. Papé chairs the Committee. The Committee held five meetings in 2004.

Strategic Planning Committee

The Strategic Planning Committee is responsible for reviewing and making recommendations to management and the Board of Directors with respect to the long-term strategic goals, objectives and plans of the Company for the purpose of creating and maintaining long-term shareholder value. The Committee is comprised of directors Boyle, Gibson, Hamachek and Reiten. Mr. Hamachek chairs the Committee, which met three times in 2004.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee has not used a third party to assist in finding candidates. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. The Director Selection Criteria includes three guiding principles: independence, absence of conflicts and diversity. Specific mandatory criteria include, among other things:

•	Reputation of high integrity and character and demonstrated record of ethical conduct;
•	General knowledge of and interest in the Company and its business;
•	Demonstrated record of prudence and good business judgment;
•	Ability to think strategically and communicate effectively;
•	Willingness to challenge and think independently;
•	Commitment to the Company’s core values and purpose;
•	Ability to foster a positive and focused atmosphere in the board room; and
•	Not “over committed” by service on multiple other boards.

In addition, preferred criteria include, among other things, prior experience as a director of a public company, substantive knowledge of the utility industry and the ability to understand, analyze and apply financial information and accounting rules.

Shareholders’ recommendations for director-nominees may be submitted to the Secretary of the Company for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. The Company’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of the Company on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

DIRECTOR COMPENSATION

Fees and Arrangements

In 2004, Directors who were not employees of the Company received an annual cash retainer of $10,000, an annual retainer of $20,000 which was payable in cash or applied to the purchase of Company Common Stock in the open market (see “Non-Employee Directors Stock Compensation Plan,” below), a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended. In addition, a $3,000 annual retainer was paid to each Committee chair. Effective March 1, 2004, the annual retainer paid for service as chair of the Audit Committee was increased to $6,000.

Following the Organization and Executive Compensation Committee’s review of the existing terms of compensation for non-employee directors and a review of a survey by the

Committee’s independent consultant of compensation paid to non-employee directors of companies of comparable size, the Board of Directors approved modifications to the terms of compensation to be paid to non-employee directors, effective January 1, 2005. The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer (New Board members and all after 12/31/08):	$55,000
Extra Annual Cash Retainer for Committee Chairs:	$5,000
Extra Annual Cash Retainer for Audit Committee Chair:	$10,000
Board Meeting Fees:	$1,500
Committee Meeting Fees:	$1,000

Assuming 14 meetings per year (7 Board and 7 Committee), for a Board member who chairs one Committee, the expected total annual compensation would be $77,500.

The Company’s Non-Employee Directors Stock Compensation Plan was amended such that the plan terminated as to new awards on January 1, 2005 (see below). All existing grants under the plan will vest according to the terms of the plan. Accordingly, current Board members who have, as of the end of 2004, stock left to vest, continue to vest such stock at approximately $20,000 worth of stock per year through December 31, 2008. During that time, their annual cash retainer would be $35,000 instead of $55,000. Any person first elected as a director after December 31, 2004 will be paid the full amount of the retainer in cash.

Also effective January 1, 2005, the per diem fee for each day or significant portion of a day spent in the conduct of Company business on a day other than a day on which a meeting of the Board or a Board Committee is held was increased to $1,500.

During 2004, there were seven meetings of the Company’s Board, each of which included an executive session of non-management directors. No continuing director attended fewer than 75 percent of the total meetings of the Company’s Board or Committees on which he or she served.

In 2002, the Board approved an arrangement for Mr. Reiten whereby he agreed to serve as non-employee Chairman of the Board through February 2005. According to the terms of the arrangement, Mr. Reiten was paid a monthly fee of $5,000 per month through February 2004 and was paid a reduced monthly fee of $2,500 per month through February 2005. In addition, he is entitled to standard Board-approved cash and stock retainers and meeting fees, as well as office space, secretarial support and annual club dues.

Non-Employee Directors Stock Compensation Plan

Before January 1, 2005, non-employee directors of the Company were awarded approximately $100,000 worth of the Company’s Common Stock upon joining the Board pursuant to the Company’s Non-Employee Directors Stock Compensation Plan. These initial awards vested in monthly installments over the five calendar years following the award. On January 1 of each year thereafter, non-employee directors were awarded an additional $20,000 of Common Stock, which vested in monthly installments in the fifth year following the award (after the previous award had fully vested). The shares awarded were purchased in the open market by the Company at the time of award. Non-employee directors could elect to receive awards in the form of deferred cash credits into the directors’ cash accounts under the Directors Deferred Compensation Plan, rather than in the form of Common Stock.

All awards vest immediately upon a change in control of the Company. Unvested shares and unvested cash credits are forfeited if the recipient ceases to be a director. Directors could elect to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan. Certificates representing a director’s vested shares are not delivered to the director until after the director leaves the Board.

On September 23, 2004, the Board of Directors amended the Non-Employee Directors Stock Compensation Plan to provide that no new awards will be granted on or after January 1, 2005. Previous awards will continue to vest in monthly installments according to the original vesting schedule.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ fees under the Company’s Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a Company “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of the Common Stock on the next purchase date under the Company’s Dividend Reinvestment and Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts were credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points. The crediting rate was subject to a six percent minimum rate. The rate was adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts were payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

The Company’s obligations under the DDCP are unfunded and benefits will be paid either from the general funds of the Company or from the Umbrella Trust for Directors which has been established for the DDCP. With respect to the cash accounts, the Company has purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse the Company for the payment of cash benefits from the DDCP. The cost of any one individual participant cannot be properly allocated or determined because of overall Plan assumptions. In addition, the Company has contributed cash and Common Stock to the trustee of the Umbrella Trust such that the Umbrella Trust holds the number of shares of Common Stock equal to the number of shares credited to all directors’ stock accounts. Shares so held will be used to fund the Company’s obligation to pay out the stock accounts.

The Company may from time to time transfer other assets to the trustee of the Umbrella Trust to hold in trust for the benefit of DDCP participants. The Company’s obligations under the DDCP are not limited to trust assets, and DDCP participants will have a claim against the Company for any payments not made by the trustee. The Company instructs the trustee as to the investment of the trust’s assets and the trustee’s fees and expenses are paid by the Company.

Upon the occurrence of certain events, such as a change in control of the Company, termination of the DDCP or the failure by the Company to provide the trust with adequate funds to pay current benefits, the Company may be required under the terms of the trust to contribute to the trust annually the amount by which the present value of all benefits payable under the DDCP exceeds the value of the trust’s assets.

In September 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals will be made to the plan subsequent to December 31, 2004. All other provisions of the DDCP remain in effect.

2005 Deferred Compensation Plan for Directors and Executives

On November 17, 2004, the Board of Directors approved the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (DCP). The effective date of the DCP is January 1, 2005.

The DCP is intended to replace the existing Executive Deferred Compensation Plan (EDCP) and the DDCP as the vehicle for nonqualified deferral of compensation by executives and directors. The DCP includes a number of technical changes from the EDCP and DDCP in provisions relating to the timing of deferral elections and the timing of payout elections as necessary to comply with new deferred compensation requirements of the American Jobs Creation Act of 2004. However, the DCP continues the basic provisions of the EDCP and DDCP under which deferred amounts are credited to either a “cash account” or a Company “stock account.” Stock accounts represent a right to receive shares of Company Common Stock on a deferred basis, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points. The crediting rate is subject to a six percent minimum rate. The Company’s obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five or ten years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of a general, unsecured creditor of the Company.

Directors Retirement Benefit

On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, the Company credited a number of shares of Company Common Stock to a stock account under the DDCP for each then current director. If such a director retires from the Board at age 70 or older with 10 or more years of service as a director or if the director earlier dies or becomes disabled or if there is an earlier change in control of the Company, the Company is obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, the Company contributed to the Umbrella Trust for Directors a number of shares of the Company’s Common Stock equal to the number of shares credited to directors’ accounts. Such stock is held in the Umbrella Trust and will be used to fund the Company’s obligation to pay out the stock accounts. The number of shares of Common Stock in the retirement benefit stock account of each such director at December 31, 2004 was: Tod R. Hamachek, 827; Randall C. Papé, 624; Richard G. Reiten, 1,370; and Russell F. Tromley, 1,273.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors adopted Corporate Governance Standards that are intended to provide the Company and its Board of Directors with guidelines designed to ensure that business is conducted to serve stakeholders with the highest level of integrity. These Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, as amended as of December 16, 2004, are available on the Company’s website at www.nwnatural.com and are available in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following:

•	A substantial majority of the Board should be independent and the Board annually assesses the independence of each Board member in accordance with its Director Independence Standards.

•	The Governance Committee, the Audit Committee and the Organization and Executive Compensation Committee consist entirely of independent directors, as that term is defined by New York Stock Exchange listing standards and the Company’s Director Independence Standards.

•	Director nominees are recommended by the Governance Committee to the full Board in accordance with the “Director Selection Criteria” established by the Board.

•	Directors must retire from the Board at the first annual meeting of shareholders after reaching age 70. In addition, a director is expected to volunteer to resign from the Board if he or she retires or changes the principal position they held when they were initially elected to the Board.

•	Board and Committee structure and function, including expected Board meeting attendance and review of materials.

•	Board members have complete access to the Company’s senior management and all Committees have access to independent counsel, accountants or other advisors, as appropriate.

•	The Governance Committee oversees the annual assessment of the performance and effectiveness of the Board, including Board Committees, and provides the results to the full Board for discussion. In addition, the Governance Committee annually conducts peer reviews of directors prior to the end of their term of office.

•	Annually the Board reviews and approves the strategic plan and one-year operating and capital expenditure plans for the Company.

•	Committee members are recommended by the Governance Committee for appointment by the Board and Committee membership is rotated from time to time.

•	The Board provides for an executive session of non-management directors at the end of each Board meeting. The chair of the Governance Committee presides at these executive sessions.

•	Succession planning and management development are reported at least annually by the Chief Executive Officer to the Board. The Organization and Executive Compensation Committee, in consultation with the Governance Committee, is responsible for planning for succession and submitting its recommendations to the Board of Directors with respect to Chief Executive Officer selection.

•	The Organization and Executive Compensation Committee, in consultation with the Governance Committee, recommends to the Board reasonable director compensation. Directors who are also employees of the Company receive no additional compensation for service as directors.

•	Within five years after joining the Board, each Board member shall own Company shares (including vested and unvested shares awarded under the Non-Employee Directors Stock Compensation Plan) valued at five times the Board member’s annual retainer fee.

•	Director orientation and continuing education programs are provided which are designed to familiarize new directors with the full scope of the Company’s business and key challenges and to develop and maintain skills necessary or appropriate for the performance of their duties.

•	Incentive compensation plans link pay directly and objectively to measured financial and other goals set in advance by the Board.

•	Code of Ethics and Financial Code of Ethics policies, both of which are available on the Company’s website at www.nwnatural.com.

In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns from Company employees and others regarding accounting, internal controls, auditing or other matters. Employees may submit concerns anonymously pursuant to the Code of Ethics’ hotline, located on the Company’s internal Web site. Shareholders may submit concerns in writing to the non-management directors of the Company, c/o the Corporate Secretary, 220 NW Second Avenue, Portland OR 97209, or by calling 1-800-541-9967 or sending an e-mail to directors@nwnatural.com. Concerns relating to accounting, internal accounting controls or auditing matters will be referred by the Corporate Secretary to the chair of the Audit Committee and the chair of the Governance Committee. Other concerns will be referred by the Corporate Secretary to the chair of the Governance Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late or missed filings of those reports made by its directors and executive officers during 2004. Based solely upon a review of the copies of such reports furnished to it and written representations that no other such reports were required, the Company believes that during 2004 all directors and executive officers timely filed all such required reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, the Company conducts business with affiliates of The Papé Group, Inc., of which director Randall C. Papé is President, Chief Executive Officer and a major shareholder.

The Company entered into a lease through May 31, 2007 with an affiliate of The Papé Group and paid $73,300 in connection with the lease in 2004. From time to time, the Company also purchases equipment from and employs the services of certain affiliates of The Papé Group. In 2004, the Company paid $128,010 for such equipment and services. Based upon representations from The Papé Group’s independent auditor and a review of the transactions, the Board of Directors has affirmatively determined that these transactions were arm’s length transactions entered into in the ordinary course of business and not material.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of the Company on February 28, 2005 by each person who, to the knowledge of the Company, owned beneficially more than 5% of the Common Stock of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont St. San Francisco, CA 94105	1,384,108[1]	5.05

[1]	Based on information set forth on Form 13G filed February 14, 2005, with the Securities and Exchange Commission by Barclays Global Investors, NA. These shares are held as follows: Barclays Global Investors, NA, holds 641,446 shares, of which it holds sole voting power as to 470,776 shares and sole dispositive power as to 641,446 shares and Barclays Global Fund Advisors holds sole voting and dispositive power as to 742,662 shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of the Company’s Common Stock as of February 28, 2005 by all directors and nominees, each of the executive officers and the key employee named in the Summary Compensation Table on page 20 and all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares [1]	Percent of Outstanding Common Stock
Timothy P. Boyle	3,065[2]	*
Martha L. “Stormy” Byorum	2,822[3]	*
John D. Carter	15,063[4]	*
Bruce R. DeBolt	23,285[5]	*
Mark S. Dodson	43,591[6]	*
Lea Anne Doolittle	11,992[7]	*
C. Scott Gibson	3,945[8]	*
Tod R. Hamachek	6,980[9]	*
Gregg S. Kantor	18,775[10]	*
Michael S. McCoy	38,631[11]	*
Randall C. Papé	8,742[12]	*
Richard G. Reiten	40,399[13]	*
Kenneth Thrasher	1,000[14]	*
Russell F. Tromley	5,807[15]	*
Beth A. Ugoretz	1,461[16]	*
David A. Weber	9,865[17]	*
Richard L. Woolworth	3,330[18]	*
All directors and officers as a a group (21 in number)	275,216[19]	*†

*	The total for each individual is less than 1.0 percent.
†	Based on the total number of shares and exercisable stock options outstanding on February 28, 2005.
[1]	Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Certain shares under the Non-Employee Directors Stock Compensation Plan (NEDSCP) and shares under the Directors Deferred Compensation Plan (DDCP) and the Executive Deferred Compensation Plan (EDCP) are not included in the table as they represent, under the terms of the plans, rights to receive shares that would not be paid until the year following termination of service with the Company.
[2]	Includes 2,726 shares subject to forfeiture under the NEDSCP. Does not include 2,804 shares credited to a stock account under the DDCP.
[3]	Includes 2,626 shares subject to forfeiture under the NEDSCP. Does not include 850 shares credited to a stock account under the DDCP.
[4]	Includes 2,632 shares subject to forfeiture under the NEDSCP. Does not include 4,600 shares credited to a stock account under the DDCP.
[5]	Includes 10,585 shares held jointly with his wife, 11,541 shares which Mr. DeBolt has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 433 shares held indirectly under the Retirement K Savings Plan (RKSP) and 100 shares held indirectly as custodian for son.
[6]	Includes 2,038 shares held jointly with his wife, 20,013 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the Restated SOP and 258 shares held indirectly under the RKSP.
[7]	Includes 4,907 shares held indirectly under the RKSP and 6,700 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 347 shares credited to a stock account under the EDCP.
[8]	Includes 2,632 shares subject to forfeiture under the NEDSCP. Does not include 1,739 shares credited to a stock account under the DDCP.
[9]	Includes 2,749 shares subject to forfeiture under the NEDSCP. Does not include 14,118 shares credited to a stock account under the DDCP.
[10]	Includes 12,500 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated SOP and 2,133 shares held indirectly under the RKSP.
[11]	Includes 13,313 shares held indirectly by Mr. McCoy under the RKSP, 16,318 shares held jointly with his wife and 9,000 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 1,088 shares credited to a stock account under the EDCP.
[12]	Includes 2,689 shares subject to forfeiture under the NEDSCP. Does not include 9,495 shares credited to a stock account under the DDCP.

[13]	Includes 2,927 shares subject to forfeiture under the NEDSCP, 21,669 shares held indirectly by Mr. Reiten under the RKSP and 10,000 shares which Mr. Reiten has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 2,958 shares credited to a stock account under the DDCP and 6,495 shares credited to a stock account under the EDCP.
[14]	Shares held jointly with his wife.
[15]	Includes 2,689 shares subject to forfeiture under the NEDSCP, 24 shares held by Mr. Tromley’s wife in an Individual Retirement Account and 4 shares held directly by Mr. Tromley’s wife. Does not include 5,261 shares credited to a stock account under the DDCP.
[16]	Includes 161 shares held indirectly under the RKSP. Does not include 201 shares credited to a stock account under the EDCP.
[17]	Includes 442 shares held indirectly under the RKSP and 9,200 shares which Mr. Weber has the right to acquire within 60 days through the exercise of options under the Restated SOP.
[18]	Includes 2,689 shares subject to forfeiture under the NEDSCP. Does not include 8,111 shares credited to a stock account under the DDCP.
[19]	Includes 36,463 shares, of which 9,502 shares are held jointly with spouse or other relative, 71 shares are held as custodian for minor children, 5,175 shares are held indirectly under the RKSP and 14,200 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the Restated SOP. Amount does not include an additional 41 shares credited to a stock account under the EDCP.

EXECUTIVE COMPENSATION

Shown below is information concerning the annual and other compensation for services in all capacities to the Company for the years ended December 31, 2004, 2003, and 2002, of those persons who were, during 2004 and at December 31, 2004 (i) the chief executive officer, (ii) the four most highly compensated executive officers, (iii) a retired highly compensated executive officer and (iv) one key employee of the Company (the Named Executive Officers):

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	OTHER ANNUAL COMPEN- SATION[1]	SECURITIES UNDERLYING OPTIONS	ALL OTHER COMPEN- SATION[2]
Mark S. Dodson President and Chief Executive Officer	2004 2003 2002	$427,500 390,000 252,409	$260,000 250,000 85,600	$16,920 1,585 720	30,000 0 12,500	$121,943 20,811 10,447

Michael S. McCoy Executive Vice President	2004 2003 2002	245,833 238,833 231,500	101,000 100,000 68,400	16,811 424 894	12,000 0 13,000	135,223 19,601 23,651

Bruce R. DeBolt Senior Vice President and Chief Financial Officer (retired effective 10/01/04)	2004 2003 2002	208,546 238,833 228,665	0 90,000 66,900	11,850 305 321	8,000 0 8,000	125,561 29,297 32,615

Beth A. Ugoretz Senior Vice President and General Counsel (became an officer on 1/1/03; resigned employment on 1/3/05)	2004 2003 2002	216,184 200,004 11,772	66,000 68,000 0	15,480 0 0	8,000 0 5,000	11,627 7,321 0

Gregg S. Kantor Senior Vice President	2004 2003 2002	162,167 157,500 141,000	63,000 58,000 29,200	15,480 154 80	6,000 0 5,000	11,514 7,217 5,835

Lea Anne Doolittle Vice President	2004 2003 2002	161,167 156,167 151,000	55,000 49,000 31,400	13,380 0 0	5,000 0 5,000	11,409 7,455 6,473

David A. Weber Chief Information Officer	2004 2003 2002	179,667 168,359 135,156	63,000 64,000 28,400	7,500 0 0	5,000 0 5,000	10,562 39,719 37,567

[1]

All amounts shown for the Named Executive Officers for 2002 and 2003 represent the employee portion of the Medicare Hospital Insurance Tax liability paid by the Company on the present value increase in those years of their benefits under the Executive Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by the Company. Amounts for 2004 include (i) monitoring system expenses ($240 for Mr. Dodson, $240 for Mr. DeBolt and $1,331 for Mr. McCoy); and (ii) car allowances ($16,680 for Mr. Dodson, $15,480 for Mr. McCoy, $11,610 for Mr. DeBolt, $15,480 for Ms. Ugoretz, $15,480 for Mr. Kantor, $13,380 for Ms. Doolittle and $7,500 for Mr. Weber).

[2]	Amounts for the year 2004 include (i) Company matching amounts contributed or accrued for the Named Executive Officers under the Company’s Executive Deferred Compensation Plan ($19,715 for Mr. Dodson, $16,044 for Mr. McCoy, $6,624 for Mr. DeBolt, $2,856 for Ms. Ugoretz, $551 for Mr. Kantor, $409 for Ms. Doolittle and $4,655 for Mr. Weber) and its Retirement K Savings Plan ($7,380 for Mr. Dodson, $0 for Mr. McCoy, $7,369 for Mr. DeBolt, $7,380 for Ms. Ugoretz, $7,380 for Mr. Kantor, $7,163 for Ms. Doolittle and $4,123 for Mr. Weber); (ii) above-market interest credited to the Executive Deferred Compensation Plan accounts of the Named Executive Officers ($5,176 for Mr. Dodson, $10,359 for Mr. McCoy, $17,344 for Mr. DeBolt, $410 for Ms. Ugoretz, $553 for Mr. Kantor, $768 for Ms. Doolittle and $1,784 for Mr. Weber); (iii) social club dues ($9,624 for Mr. Dodson, $4,632 for Mr. McCoy, $3,627 for Mr. DeBolt, $0 for Ms. Ugoretz, $2,223 for Mr. Kantor, $1,740 for Ms. Doolittle and $0 for Mr. Weber); (iv) spousal travel ($2,853 for Mr. Dodson, $597 for Mr. DeBolt and $1,746 for Mr. McCoy); (v) amounts paid upon termination of the Company-wide banked vacation policy ($75,000 for Mr. Dodson, $99,963 for Mr. McCoy and $90,000 for Mr. DeBolt); and (vi) amounts paid for supplemental disability insurance ($2,195 for Mr. Dodson, $2,749 for Mr. McCoy, $0 for Mr. DeBolt, $981 for Ms. Ugoretz, $807 for Mr. Kantor, $1,329 for Ms. Doolittle and $0 for Mr. Weber). The amount shown for Mr. Weber for the year 2003 also includes the final $30,000 installment of a hiring bonus.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options awarded to the Named Executive Officers listed in the Summary Compensation Table in 2004:

	Individual Grants
Name	Number of Securities Underlying Options Granted[1]	Percent of Total Options Granted to Employees in Fiscal Year[2]	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[3]
					5 Percent	10 Percent
Mark S. Dodson	30,000	14.8%	$31.34	March 4, 2014	$591,300	$1,498,600
Michael S. McCoy	12,000	5.9%	$31.34	March 4, 2014	236,520	599,400
Bruce R. DeBolt	8,000	3.9%	$31.34	March 4, 2014	157,680	399,600
Beth A. Ugoretz[4]	8,000	3.9%	$31.34	March 4, 2014	157,680	399,600
Gregg S. Kantor	6,000	3.0%	$31.34	March 4, 2014	118,260	299,700
Lea Anne Doolittle	5,000	2.5%	$31.34	March 4, 2014	98,550	249,750
David A. Weber	5,000	2.5%	$31.34	March 4, 2014	98,550	249,750

[1]	Approximately one-third of the options became exercisable on February 25, 2005, one-third will become exercisable on January 1, 2006 and the remainder on January 1, 2007.
[2]	The indicated percentages represent the options to purchase the Company’s Common Stock granted to each Named Executive Officer expressed as a percentage of the aggregate number of options to purchase the Company’s Common Stock granted to employees of the Company in 2004.
[3]	The 5 and 10 percent growth rates for the period ending March 4, 2014, which were determined in accordance with the rules of the Securities and Exchange Commission, illustrate that the potential future value of the granted options is linked to future increases in growth of the price of the Company’s Common Stock. Because the exercise price for options equals the market price of the Company’s Common Stock on the date of grant, no gain to the Named Executive Officers is possible without an increase in the stock price. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the Company’s Common Stock on the date of exercise.
[4]	Award lapsed upon resignation on January 3, 2005.

LONG-TERM INCENTIVE PLAN – AWARDS IN 2004

The following table provides information on performance-based Long-Term Incentive Plan awards granted to the Named Executive Officers listed in the Summary Compensation Table in 2004.

	Long-Term Incentive Plan[1]
Name	Performance Period	Number of Shares
		Award	Threshold	Target	Maximum
Mark S. Dodson	2004-2006	10,000	2,500	10,000	20,000
Michael S. McCoy	2004-2006	4,000	1,000	4,000	8,000
Bruce R. DeBolt[2]	2004-2006	4,000	1,000	4,000	8,000
Beth A. Ugoretz[3]	2004-2006	4,000	1,000	4,000	8,000
Gregg S. Kantor	2004-2006	3,000	750	3,000	6,000
Lea Anne Doolittle	2004-2006	3,000	750	3,000	6,000
David A. Weber	2004-2006	2,000	500	2,000	4,000

[1]	Each Named Executive Officer received an award based on a three-year performance period (2004-2006). The Organization and Executive Compensation Committee established Company performance measures based on total shareholder return relative to a peer group, with a minimum return of 6% per year for a cycle (75% of award) and performance milestones relative to the Company’s core and non-core strategic plans (25% of award). At the end of the cycle, the Committee will determine the Company’s ability to achieve the established criteria and assign a factor to each component ranging between 0% and 200%. As a general guideline, if the Company achieves the targets as stated, the component factor would be 100%. A participant generally must be employed by the Company at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement, or for other reasons within six months of the end of the performance period. Awards will be paid in Common Stock as soon as practicable after the end of the performance period. Participants will also receive dividend equivalent cash payments equal to the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by the Company during the performance period. Upon a change in control of the Company (as defined in the plan), all outstanding awards will be paid at the target award level.
[2]	Award lapsed upon retirement on October 1, 2004.
[3]	Award lapsed upon resignation on January 3, 2005.

AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

Shown below is information with respect to options to purchase shares of the Company’s Common Stock exercised in 2004 and unexercised options granted under the Restated Stock Option Plan to the Named Executive Officers and held by them at December 31, 2004.

	No. of Shares Acquired on Exercise	Value Realized	No. of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised Options at December 31, 2004
Name			Exercisable	Unexercisable[1]	Exercisable[2]	Unexercisable[1,2]
Mark S. Dodson	5,244	$56,609	13,529	34,100	$93,561	$102,504
Michael S. McCoy	0	0	13,700	16,300	94,053	60,792
Bruce R. DeBolt	16,480	150,632	16,841	0	90,065	38,544
Beth A. Ugoretz[3]	1,700	10,599	0	11,300	0	39,462
Gregg S. Kantor	2,500	32,862	8,900	7,600	76,616	26,304
Lea Anne Doolittle	5,000	35,625	3,400	6,600	25,296	23,904
David A. Weber	0	0	5,900	6,600	55,584	23,904

[1]	Unexercisable options are those options that have not vested. Of the options shown, a portion became exercisable on January 1, 2005 and the remainder will become exercisable over the period from January 1, 2006 to January 1, 2007. Restrictions on exercise lapsed with respect to options granted to Mr. DeBolt upon his retirement on October 1, 2004.
[2]	Represents the difference between the option exercise prices and the closing price of $33.74 for the Company’s Common Stock as quoted on the New York Stock Exchange on December 31, 2004 times the number of options.
[3]	Of the 11,300 options outstanding at December 31, 2004, options on 9,600 shares lapsed upon resignation on January 3, 2005 and 1,700 shares became exercisable on January 1, 2005, which shares will lapse unless exercised before April 3, 2005.

PENSION PLANS

The following table shows the estimated annual retirement benefit payable upon retirement at age 65 as a straight life annuity with 10 years of guaranteed payments, net of Social Security offset, to the Company’s executive officers under the Company’s defined benefit plans effective as of December 31, 2004: the qualified Retirement Plan for Non-Bargaining Unit Employees (NBU Plan), the non-qualified Executive Deferred Compensation Plan supplemental benefit (EDC Plan) and the non-qualified Executive Supplemental Retirement Income Plan (ESRIP). Optional forms of payment, including joint and survivor forms, are available, subject to an actuarial adjustment in the amount of payment.

PENSION PLAN TABLE

Compensation	Years of Service
	10	15	20	25 or more
$150,000	$ 42,500	$ 75,000	$ 78,800	$ 82,500
200,000	64,100	107,500	112,500	117,500
250,000	85,800	140,000	146,300	152,500
300,000	107,400	172,500	180,000	187,500
350,000	129,100	205,000	213,800	222,500
400,000	150,700	237,500	247,500	257,500
450,000	172,400	270,000	281,300	292,500
500,000	194,000	302,500	315,000	327,500
550,000	215,700	335,000	348,800	362,500
600,000	237,300	367,500	382,500	397,500
650,000	259,000	400,000	416,300	432,500
700,000	280,600	432,500	450,000	467,500
750,000	302,300	465,000	483,800	502,500
800,000	323,900	497,500	517,500	537,500
850,000	345,600	530,000	551,300	572,500

For purposes of the total pension benefits described above, “compensation” consists of the average of the annual salary and Executive Annual Incentive Plan bonus awarded to a plan participant by the Company for the highest three compensation years in the last 10 years prior to retirement.

The credited years of service under the pension plans for Messrs. Dodson, McCoy and DeBolt, Ms. Ugoretz, Mr. Kantor, Ms. Doolittle and Mr. Weber are 7 years, 35 years, 25 years, 2 years, 8 years, 4 years and 5 years, respectively. The service requirements for Mr. Dodson’s ESRIP benefit were modified by the terms of his employment agreement. See “Employment Agreements,” below. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will receive three additional years of service credit for ESRIP purposes. See “Executive Severance Agreements,” below.

Mr. Weber is not a participant in the ESRIP, but is a participant in the NBU Plan. As such, he will be entitled to a benefit equal to 1.8% of his average compensation at retirement for the first 10 years of service, plus the annuity equivalent of 7.5 percent of his average compensation at retirement for each year of service in excess of 10 years. Mr. Weber’s estimated annual benefit payable upon retirement at the NBU Plan’s normal retirement age, age 62, is $52,004, assuming no future changes in compensation levels, interest rates or IRS limits on recognizable compensation.

The ESRIP portion of the total pension plan benefits is 50% vested after five years of service and becomes vested for an additional 10% for each additional year of service until fully vested after 10 years of service. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will be fully vested in the ESRIP portion of the benefit regardless of years of service. The benefit under the NBU Plan is fully vested after five years of service.

Executive Severance Agreements

On May 7, 2004, the Company announced that its Senior Vice President and Chief Financial Officer, Bruce R. DeBolt, informed the Board of Directors of his decision to retire on October 1, 2004. In connection with his retirement, on May 27, 2004, the Organization and Executive Compensation Committee of the Board of Directors approved a retirement agreement between the Company and Mr. DeBolt dated June 25, 2004, as amended (the Retirement Agreement).

The Retirement Agreement was entered into in the interest of facilitating an orderly transition of the chief financial officer position of the Company. In consideration for his future services to the Company, Mr. DeBolt was entitled to (i) an enhanced supplemental retirement benefit calculated so that the present value of the benefit was $280,000 as of October 1, 2004, assuming a 6.25% discount rate and the UPB 84(+1) mortality table, (ii) $100,000 payable in equal monthly installments of $1,666.67 commencing January 2005 and continuing for a period of sixty months and (iii) $86,000 on January 15, 2005 and $81,000 on July 31, 2005, subject to the satisfactory transfer of his duties in all material respects.

The Board of Directors has approved the Company’s entry into severance agreements with each executive officer of the Company, including all of the Named Executive Officers. These agreements generally provide for the payment, upon the termination of the employee’s employment by the Company without cause or by the employee for “good reason” (as defined in the severance agreement) within two years following a change in control of the Company, of an amount equal to one, two or three times the sum of the employee’s annual salary and average bonus for the last three years, and also provide up to three-years’ continuation of life and health insurance benefits. In addition, if any payments to the Named Executive Officers other than Mr. Weber are subject to the excise tax on “parachute payments,” the Company will make an additional payment to the employee such that the employee will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the severance agreements).

Executive Deferred Compensation Arrangements

As discussed above, the Company’s existing EDCP was replaced by the DCP, effective January 1, 2005. With respect to executives, the DCP provides that the Company’s obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, other termination of employment or service, or an earlier date selected by the participant at the time of the deferral election, and will be paid in a lump sum or in installments of five, ten or fifteen years as elected by the participant in accordance with the terms of the DCP. See “Directors Compensation—Deferred Compensation—2005 Deferred Compensation Plan for Directors and Executives,” above.

Employment Agreements

On July 2, 1997, the Company entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Effective January 1, 2003, the agreement was extended to December 31, 2007 and modified to reflect his appointment as President and Chief Executive Officer. Under this agreement, the Company modified the service requirements applicable to Mr. Dodson for purposes of the ESRIP. Accordingly, Mr. Dodson became vested and eligible under the ESRIP for supplemental retirement benefits at 32.5% of final annual compensation upon retirement on or after December 31, 2002, and will be vested and eligible under the ESRIP for supplemental benefits at 65% of final annual compensation upon retirement on or after December 31, 2007. The agreement also provides that Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) becomes disabled, (b) dies after December 31, 2002, (c) is terminated other than for cause, or (d) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT COMPENSATION

Executive Compensation Principles

The Organization and Executive Compensation Committee of the Board of Directors (the Committee) determines the compensation of NW Natural’s executive officers and oversees the administration of executive compensation programs. The Committee is comprised of directors Boyle, Gibson, Tromley and Woolworth, each of whom is an independent director under applicable New York Stock Exchange listing standards and the Company’s Director Independence Standards. Each member of this Committee also meets the criteria as a “non-employee director” under applicable rules of the Securities and Exchange Commission and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended. NW Natural’s executive compensation programs are designed to attract, motivate and retain talented executives critical to the achievement of the Company’s long-term business strategy, its annual goals and objectives, the enhancement of shareholder value, and the implementation of corporate values. The program seeks to do this by:

•	tying a portion of each executive’s total compensation opportunity to the achievement of previously-established annual and long-term performance goals;
•	aligning executives’ long-term interests with those of the Company’s shareholders by encouraging ownership of the Company’s Common Stock by officers; and
•	providing total compensation, including base salary and incentive compensation, which is competitive with that of other energy service and industrial companies of comparable size and circumstances.

Each year, the Committee reviews the relationship between the Company’s executive compensation policies and the creation of shareholder value, as well as the competitiveness of the programs. The Committee submits recommendations regarding salary actions and annual bonuses to the Board for approval. The Committee approves long-term incentive awards for officers, and also recommends to the Board appropriate changes in the compensation programs of the Company.

The Committee engages an independent compensation consultant to assist it in evaluating the competitiveness of the Company’s executive compensation programs and to provide overall guidance to the Committee as it relates to the design and operation of executive and director compensation programs. During 2004, the Committee issued a request for proposal to several compensation consulting firms and, following a review of the responses received and interviews with each of these firms, selected one to serve as the Committee’s consultant. The Committee intends to repeat the request for proposal process periodically.

The Board took action in 2002, 2003 and 2004 to revise the Committee charter and self-assessment form to ensure compliance with the Sarbanes-Oxley Act of 2002 and New York Stock Exchange requirements.

Executive Compensation Components

The Company’s executive compensation program consists of three primary components: annual base salary, annual incentive cash bonuses and long-term stock incentives.

Base Salaries

Base salaries paid to executives are established by the Board of Directors upon the recommendation of the Committee based, in part, on a review of market salary analyses prepared by the Company’s independent compensation consultant who reports to the Committee Chair. These analyses include salary data for comparable executive positions of energy companies of approximately the same size in terms of total revenues located throughout the United States. The Committee also reviews data from the American Gas Association executive compensation survey, which includes gas distribution companies comparable to the Company.

The Committee uses this information as a guide to establish base salaries that are competitive with those paid to executives in similar positions in comparable companies. Generally, it is the Committee’s policy to target executives’ base salaries at a level equivalent to the 50th percentile for base salaries for comparable positions included in the consultant’s analyses. Each executive’s targeted salary level may be adjusted, at the discretion of the Committee, on the basis of such executive’s performance and potential, as well as changes in duties and responsibilities.

Executive Annual Incentive Plan

The Company’s Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program which will motivate key executives to achieve previously-established annual performance goals. The amounts to be paid if these goals should be achieved or exceeded, when added to base salaries, are intended to place the Company’s executives’ compensation at between the 50th and 75th percentiles of total cash compensation for comparable positions included in the consultant’s analyses.

Participation in the Executive Annual Incentive Plan currently is limited to 13 participants selected by the Committee, including eight executive officers. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals. At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts to be awarded, if any.

The amounts of the awards are based on a formula which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive’s ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 25% to 50% of base salary if the prescribed Company and individual performance goals are met, or up to 37.5% to 75% of base salary if these goals are exceeded.

Performance goals established for 2004 focused on strengthening the Company’s financial position. These goals included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; and (2) several operating goals related to return on new residential customers, customer satisfaction improvement, market share, capital cost management and productivity in serving customers. In combination, these goals measured the Company’s performance in terms of its overall profitability, return on new residential customers, customer satisfaction, market share, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee accorded 50% of the weight to net income and 50% to the combined group of operating goals. The grant of any award for 2004 was conditioned upon the Company’s 2004 net income exceeding a percentage of the target designated in advance by the Committee and being sufficient to cover the payment of all dividends.

Long-Term Incentives

The long-term portion of the Company’s executive compensation program consists of two components: stock options and performance shares. Stock options provide incentives to executives to increase the Company’s Common Stock price performance, thereby aligning their interests with those of the other common shareholders.

The Company typically makes stock option grants under the Restated Stock Option Plan every two years, rather than annually. The options that were granted to the Named Executive Officers in 2004 are shown in the Summary Compensation Table (page 20). The number of options granted is based upon a combination of several factors, including the stock option component of the independent compensation consultant’s competitive market analysis of long-term incentives, and the Committee’s judgment as to how many options will provide meaningful incentives to executives. In determining the number of options to be granted, the Committee takes into consideration the number of shares available for grant under the Plan, the number of options previously granted and the number of shares then owned by each Named Executive Officer in relation to targeted objectives for stock ownership by executives. Those objectives, contained in the Company’s Corporate Governance Standards, provide the following ownership guidelines for executive officers, expressed as a multiple of each officer’s base salary: (i) two times salary for the Chief Executive Officer, (ii) one and one-half times salary for the Executive Vice President and Senior Vice Presidents, and (iii) one times salary for all other executive officers. These ownership objectives generally are to be attained within five years of being appointed an officer.

The second component of long-term compensation is provided through a performance share program pursuant to the Company’s Long-Term Incentive Plan. This program consists of annual awards payable in Company stock, based on the Company’s financial performance over three-year performance cycles. Awards granted by the Committee in 2002 were based on a three-year performance cycle covering the period 2002-2004. The performance measure used to determine incentive awards for this cycle was the Company’s average return on equity during the period covered by the award in relation to pre-established targeted objectives. The return on equity targets in the plan were well above the approved regulated return on equity during this performance award cycle, which concluded on December 31, 2004, and no awards were paid.

In February 2004, the Committee established new performance criteria for the 2004-2006 performance period. For this performance period, performance shares will be determined considering two primary factors. The first of these factors is Total Shareholder Return (TSR) performance relative to a peer group of 10 gas utility companies. The Company must achieve an average of 6% TSR over the three-year period before any awards can be earned. Further, the Company must outperform the middle of the ranked peer companies to earn target awards. This factor determines 75% of the award. The second factor, that makes up 25% of the award, is subjectively determined by the Committee considering milestone performance relative to the goals set forth in the Company’s strategic plan.

Total Remuneration

In addition to an annual review of the cash components discussed above, every two years, at the Committee’s request, the independent compensation consultant conducts a complete review of the total remuneration paid or provided to Company executives in comparison to the total remuneration paid or provided to executives in similar positions with a group of comparable energy and gas utility companies. This review includes salary, annual incentives, equity and long-term incentive compensation, health, welfare and other benefits, and the dollar value and cost to the Company of all perquisites and benefits under the Company’s non-qualified deferred compensation and supplemental retirement plans. Based upon this review, the Committee has found the total remuneration for the executive officers, including the CEO, to be reasonable and aligned with the Executive Compensation Principles outlined above. Further, the Committee actively reviews the compensation of the CEO relative to other executive officers, management, and the average employee and has concluded that relative differences are appropriate. The Committee will continue to actively monitor each component of total remuneration and make changes to remuneration programs to maintain this position, as necessary.

CEO Compensation

Compensation paid to Mark S. Dodson for the year 2004, as President and Chief Executive Officer, consisted of his base salary and an annual incentive bonus. Mr. Dodson’s 2004 compensation reflects his base salary of $435,000, effective as of March 1, 2004. This base salary was deemed by the Committee and the Board to be appropriate to maintain the competitiveness of his base salary. His compensation also reflects a cash bonus of $260,000 under the Executive Annual Incentive Plan. The 2004 incentive award, which is equal to 60% of Mr. Dodson’s 2004 base salary, was based, in part, upon the achievement of the corporate performance goals as described above under the “Executive Annual Incentive Plan” and upon the Committee’s evaluation of Mr. Dodson’s performance in relation to the achievement of pre-established individual performance goals. For 2004, the Company reported earnings of $1.86 a diluted share and net income applicable to common stock of $50.6 million. These 2004 results substantially met performance goals, including the net income goal. The Committee determined that the achievements made with respect to these corporate performance goals, together with Mr. Dodson’s overall accomplishments for the year, warranted the bonus awarded to Mr. Dodson for 2004. Considering the competitive market analysis of long-term incentive opportunities, in early 2004 the Committee granted Mr. Dodson 30,000 non-statutory stock options and awarded him 10,000 performance shares for the three-year cycle beginning January 1, 2004. See “Option Grants in Last Fiscal Year,” on page 21 and “Long-Term Incentive Plan – Awards In 2004,” on page 22.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), generally limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to any individual who, on the last day of the taxable year, is its chief executive officer or is among its four highest compensated officers (other than the chief executive officer). Certain exceptions to this limitation apply to so-called “performance-based compensation.” The Company does not expect the sum of the base salary, annual cash incentive bonus and other relevant compensation paid to any executive officer to exceed $1 million in any year. In the event that in the future the Company determines that an executive’s annual compensation may approach or exceed this limitation, it will consider the use of this exception to the limitation under Code Section 162(m) as it has in the case of stock options and the non-discretionary portion of long-term incentive awards as described below.

It is the Company’s policy generally to grant options that meet the requirements of the Code and the regulations thereunder so that any such compensation recognized by an optionee will be fully deductible performance-based compensation. The shareholders have previously approved the Restated Stock Option Plan to comply with the performance-based compensation requirements of Code Section 162(m) so that compensation received on the exercise of options granted under this Plan would not be subject to the $1 million limitation. In 1996, the Committee determined that option grants would henceforth generally be Non-Statutory Stock Options for which the Company will receive a tax deduction upon exercise.

The non-discretionary portion of performance share long-term incentive awards granted by the Company are also generally intended to meet the “performance-based compensation” requirements of the Code and regulations so that any compensation paid under those awards will be fully deductible.

Respectfully submitted on February 23, 2005 by the Organization and Executive Compensation Committee of the Board of Directors:

Russell F. Tromley, Chair	Timothy P. Boyle
C. Scott Gibson	Richard L. Woolworth

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return, assuming reinvestment of dividends at the end of the month during which they were paid, on the Company’s Common Stock against the cumulative total return of the Standard & Poor’s (S&P) SmallCap 600 Index and the S&P Utilities Index for the period of five years commencing December 31, 1999 and ended December 31, 2004. The S&P Utilities Index encompasses companies considered electric, gas or water utilities, or companies that operate as independent producers and/or distributors of power.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) is responsible for providing independent, objective oversight of the Company’s accounting functions, financial reporting and internal controls. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of the Company, and the independent auditor reports to the Committee. The Committee acts under a written charter, amended as of July 22, 2004, to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on the Company’s website at www.nwnatural.com. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and the Company’s Director Independence Standards.

The Committee, in accordance with its written charter, oversees the quality and integrity of the Company’s accounting, auditing and financial reporting practices. During fiscal 2004, the Committee discussed the interim financial information in each of the Company’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, as auditor, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review the Company’s quarterly earnings press release before its dissemination.

During 2004, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of the Company’s financial reports and the Company’s compliance with new corporate governance mandates, including Committee oversight of the Company’s assessment of its internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 with the Company’s management and the independent auditor. As part of its review, the Committee discussed the Company’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in the Company’s 2004 Annual Report on Form 10-K. In addition, the Committee discussed with the independent auditor those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Management is responsible for the financial statements and the reporting process, including a report on the Company’s internal controls over financial reporting. The independent auditor is responsible for expressing an opinion as to whether the financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of Company’s internal controls over financial reporting and (ii) the effectiveness of internal controls over financial reporting.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditor a formal written statement describing all relationships and non-audit services between the independent auditor and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, as amended, Independence Discussions with Audit Committees. In this regard, the Committee considered whether or not the provision of non-audit services by the independent auditor for the year 2004 is compatible with maintaining the independence of the firm.

In February 2004, the Committee pre-approved certain non-audit services performed by the Company’s independent auditor and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor during the 2004 audit. On February 24, 2005, the Committee pre-approved specific services to be performed by the independent auditor in 2005, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2005. The Committee determined that:

•	For proposed non-audit services, Company management will submit to the Committee the list of non-audit services that it recommends the Committee engage the independent auditor to provide;

•	The Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;

•	The Committee will be informed routinely by management as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and

•	The Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent auditor fees against the pre-approved budget for such services.

The chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent auditor’s and internal auditor’s performance. The Committee discussed with management, the internal auditors and the independent auditor the quality, adequacy and effectiveness of the Company’s internal controls over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with both the independent auditor and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 24, 2005 by the Audit Committee of the Board of Directors:

Richard L. Woolworth, Chair	John D. Carter
Tod R. Hamachek	Russell F. Tromley

SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent certified public accountants, as independent registered public accounting firm of the Company for the year 2005. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be provided with an opportunity to make a statement and to respond to appropriate questions. For 2005, the Audit Committee approved services for audit, audit-related and tax services, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. As of February 24, 2005, there were no other services pre-approved by the Audit Committee. The chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of Audit Committee,” above.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years 2004 and 2003:

	2004	2003
Audit Fees	$961,049	$209,300
Audit-Related Fees	33,750	49,500
Tax Fees	17,358	16,222
All Other Fees	3,600	10,750

Total	$1,015,757	$285,772

Audit Fees

This category includes fees for services rendered for the audit of the annual financial statements included in the Form 10-K and the review of the quarterly financial statements included in the Forms 10-Q. In 2004, the amount includes $731,800 for the review of the Company’s internal controls over financial reporting in compliance with the Sarbanes-Oxley Act of 2002. In addition, amounts include fees for statutory filings and audits, issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

These fees and expenses include required audits of the Company’s Retirement Plans and its Retirement K Savings Plan and, in 2003, the required audit of its Cafeteria Plan and services in connection with preparation for compliance with internal controls requirements mandated by the Sarbanes-Oxley Act of 2002.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice.

All Other Fees

The category relates to services other than those described above. In 2004, this amount relates to a letter required for the installation of a combined heat and power project and the license of an accounting research tool. In 2003, the amount relates to a required audit of the Company’s internal transfer agent and registrar functions. All fees in this category were pre-approved by the Audit Committee. See “Report of Audit Committee,” above.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service the Company provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209-3991 or call (800) 422-4012, ext. 3412. The Company will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

2006 ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders is scheduled to be held in Portland, Oregon on Thursday, May 25, 2006. Securities and Exchange Commission proxy rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December 19, 2005.

The Company’s bylaws require shareholders to give the Company advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Secretary of the Company. For any shareholder proposal to be considered at the 2006 Annual Meeting of Shareholders, the shareholder’s notice must be received by the Company’s Secretary no later than February 26, 2006. The Securities and Exchange Commission’s proxy rules allow the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in the Company’s proxy statement, if the Company does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described above) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

The Company makes available on its website (www.nwnatural.com), among other things:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees;
•	Code of Ethics;
•	Standards of Conduct; and
•	Financial Code of Ethics.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by:

•	calling 1-800-541-9967;
•	mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary; or
•	sending an e-mail to directors@nwnatural.com.

Correspondence or other communications received by the Corporate Secretary are forwarded to the chair of the Governance Committee or to the chair of the Audit Committee, as appropriate.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the Internet or facsimile transmission. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by the Company. The Company has retained Georgeson Shareholder Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $2,500 plus reasonable out-of-pocket expenses. Shareholders may assist the Company in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the Internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	C. J. Rue
April 15, 2005	Secretary

Appendix A

Northwest Natural Gas Company

(the “Corporation”)

Statement of Policy

Director Independence Standards

I.

Policy

It is the sense of this Board that the expertise and perspective of independent directors is of great value and benefit to the Corporation and its stockholders. Accordingly, and in keeping with the other high standards of corporate governance which this Board has established for itself, the listing standards of the New York Stock Exchange, and laws and regulations applicable to the Corporation, this Board establishes the following guidelines on director independence and for determining whether its members are independent.

II.

Director Independence – General

The Board believes that a substantial majority of its members should satisfy these standards for independence.

No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with the Corporation either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. In each case, the Board shall broadly consider all the relevant facts and circumstances from the standpoint of the director as well as from that of persons or organizations with which the director has an affiliation and shall apply these standards. Trivial or de minimis affiliations or connections to the Corporation by a director or his or her immediate family will not generally be cause for the Board to determine that the director is not independent. In addition, a director is not independent if:

(1)	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer, of the Corporation. Employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

(2)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer shall not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Corporation (other than an executive officer) need not be considered.

(3)	(A) The director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor or law firm; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s legal engagement, audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s engagement or audit within that time.

(4)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee.

(5)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Relationships involving a director’s affiliation with another company that account for lesser amounts than those specified will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties.

(6)	The director receives compensation for services as (or who is affiliated with an organization that is) a significant advisor, counsel or consultant to the Corporation.

The following relationships with tax exempt organizations will not be considered to be material relationships that would impair a director’s independence: if a director (or an immediate family member of the director) serves as an officer, director or trustee of a tax exempt organization, and (i) the Corporation’s discretionary charitable contributions to the organization are less than 1% of that organization’s consolidated gross revenues during its preceding fiscal year or $25,000, whichever is greater, and (ii) the Corporation’s discretionary charitable contributions to the organization are less than 5% of the Corporation’s annual budget for such contributions for the year in question. The Corporation’s automatic matching of employee charitable contributions will not be included in the amount of the Corporation’s charitable contributions for this purpose. In addition, the Corporation’s contributions to nonprofit umbrella organizations that themselves support or administer funds for a number of separate, unrelated charities shall be considered outside the scope of this paragraph.

The ownership of stock of the Corporation by directors is encouraged and substantial stock ownership will not affect the status of a director as either independent or non-independent.

The Board will annually review the commercial, industrial, banking, consulting, legal, accounting and charitable relationships between the Corporation’s directors and the organizations with which they and the members of their immediate families have material interests. For relationships that are either not covered by or do not satisfy these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines.

III.

Director Independence – Audit Committee Members

No director who is a member of the Audit Committee of the Board may accept any consulting, advisory or compensatory fee from the Corporation, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s several committees.

In addition, no director who is a member of the Audit Committee may be an affiliated person of the Corporation or any of its subsidiary companies apart from affiliation occasioned by the director’s service as a member of the Board or any of the Board’s several committees. A director would be deemed an affiliated person of the Corporation if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Corporation.

IV.

Independence of Certain Committee Members

No director may serve on the Governance Committee, Audit Committee or Organization and Executive Compensation Committee of the Board unless such director is independent in accordance with these Standards.

V.

Approval and Adoption

This Statement of Policy of the Board of Directors of Northwest Natural Gas Company was approved and adopted by resolution of the Board of Directors of the Corporation at a meeting thereof held the 24th day of July, 2003. Amended December 16, 2004.

ANNUAL MEETING OF SHAREHOLDERS OF

May 26, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John D. Carter, Randall C. Papé and Richard L. Woolworth and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 26, 2005, and at all adjournments thereof, (i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s Common Stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the 2005 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodation for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3412 at least 72 hours before the meeting.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

220 NORTHWEST SECOND AVENUE

PORTLAND, OR 97209

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 25, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Northwest Natural Gas Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 25, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NWNGC1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST NATURAL GAS COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” THE ELECTION OF DIRECTORS.

1. Vote on Directors Proposal

Class II Nominee:

Class III Nominees:

Kenneth Thrasher

Martha L. “Stormy” Byorum

John D. Carter

C. Scott Gibson

Richard G. Reiten

For

All

Withhold

All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) on the line below:

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposal 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend the Annual Meeting.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

Date Signature [PLEASE SIGN WITHIN BOX]

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

(Joint Owners)